UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2010
SUPERIOR ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction)	001-34037 (Commission File Number)	75-2379388 (IRS Employer Identification No.)

601 Poydras St., Suite 2400, New Orleans, Louisiana (Address of principal executive offices)	70130 (Zip Code)
(504) 587-7374
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Approval of 2010 Annual Incentive Compensation Targets
     On April 1, 2010, the Compensation Committee of the Superior Energy Services, Inc. Board of Directors approved the incentive compensation targets for its 2010 incentive bonus program. The parameters of the program provide for minimum, target and maximum cash bonus award levels, as a percentage of salary, based upon the achievement of 70%, 100% and 110% of a pre-tax income target that aligns with the Company’s financial goals.
     Depending on the Company’s financial performance relative to the targets, the bonus payout levels, which vary depending on the executive’s position, stated as a percentage of the officer’s annual salary, are as follows:

Position	Minimum	Target	Maximum
	(70% of Target)		(110% of Target)

CEO	45%	90%	180%
COO	37.5%	75%	150%
CFO	32.5%	65%	130%
Sr. EVPs	30%	60%	120%
EVPs	27.5%	55%	110%
     If the financial performance occurs at a level in between these factors, a sliding scale is used to determine the appropriate payout factor, with adjustments for safety performance as discussed below.
     Assuming a particular officer qualifies for a bonus payout, the payout can either be reduced by a maximum of 25% if pre-determined “base” metrics are not met, or increased by a maximum of 12.5% for achieving “stretch” targets. The metric applicable to the officers is the Company’s safety performance as measured by Total Recordable Incident Rate (TRIR) and Lost Time Incident Rate (LTIR).
     Under the terms of the Company’s incentive bonus program, any bonus amounts determined under the formulas described above may be adjusted in order to ensure that they are appropriate in light of the performance factors relevant to the particular officer, including discretionary adjustments based on other non-financial performance related metrics. All bonuses are approved by the Compensation Committee upon the recommendation of Company management.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.
By:	/s/ Robert S. Taylor
Robert S. Taylor
Chief Financial Officer

Dated: April 7, 2010